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    Oxis International, Inc.

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Dear Shareholder,

As the new Chief Executive Officer of OXIS International, I would like to introduce myself and thank you for your continued support. As an experienced diagnostic and pharmaceutical executive, with such organizations as Amarin Pharmaceuticals, Elan Pharmaceuticals, Athena Diagnostics, and Athena Neurosciences, I’m very excited about the technology assets of OXIS’ portfolio today.

The Company has completed the $6.5 million investment round announced late last year and has retired OXIS’ corporate debt. I would like to share with you the significant opportunities the Company will focus on moving forward — in the areas of biomarker research, clinical cardiac-predictor testing and the neutraceutical marketplace.

Possible health issues associated with anti-inflammatory drugs such as Vioxx® and Celebrex® have made the front pages over the last few months. Such highly publicized concerns underscore the important role that biomarkers can play to help physicians make more informed decisions on timing, quantity, type of drugs and treatment procedures involving inflammation. These developments place OXIS at the epicenter of a new age of biomarkers that can help physicians predict the early onset of disease as well as monitor therapeutic response.

At the same time, the benefits of antioxidants are becoming more obvious to both physicians and patients. Powerful antioxidants, such as OXIS’ Ergothioneine, can provide safe and effective remedies for patients with oxidative-stress health concerns. Ergothioneine is one of the most powerful antioxidants available and promises to be a compelling neutraceutical remedy.

Within this exciting market context, OXIS will focus on five key areas to grow the Company’s revenues:

•	Accelerate revenue growth leveraging OXIS’ worldwide leadership in oxidative-stress research products. Our biomarker products are at the forefront in the study of oxidative stress in cancer, cardiovascular, diabetes, HIV and inflammatory disease states.
•	Use OXIS’ proprietary cardiac predictor tests to enter the clinical laboratory market. Ushering in “a new era of heart disease detection” according to USA Today in 2003, OXIS’ MPO assay enables the prediction of early risk of cardiovascular diseases, according to an article by the Cleveland Clinic in the New England Journal of Medicine.

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•	Launch Ergothioneine as a neutraceutical supplement sold over-the-counter. OXIS has developed a proprietary method for commercially producing this powerful, naturally occurring antioxidant.
•	Acquire synergistic businesses or technologies that will increase revenues and accelerate the growth of the Company.
•	Build a skilled management team that is strategically focused to commercialize scientific advances creating increased revenue streams.

These strategies can offer tremendous advances to the markets we serve and build substantial OXIS shareholder equity. I look forward to leading OXIS as we capitalize on the many opportunities ahead of us, and will keep you informed of our continued progress as we move forward.

Sincerely,

Steve Guillen

Chief Executive Officer

OXIS International, Inc.

Vioxx is a registered trademark of Merck; Celebrex is a registered trademark of Pfizer.

CAUTIONARY STATEMENT

The statements contained in this letter to OXIS stockholders that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the Company’s expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements include, without limitation, statements regarding: (a) the important role that biomarkers can play to help physicians make more informed decisions on timing, quantity, type of drugs and treatment procedures involving inflammation; (b) OXIS being placed at the epicenter of a new age of biomarkers; (c) OXIS’ Ergothioneine providing a safe, effective and compelling neutraceutical remedy for patients; (d) acceleration of revenue growth by leveraging OXIS’ worldwide leadership in oxidative-stress research products; (e) using OXIS’ proprietary cardiac predictor tests to enter the clinical laboratory market and participating in a new era of heart disease detection; (f) launching Ergothioneine as a neutraceutical supplement sold over-the-counter; (g) acquiring synergistic businesses or technologies that will increase revenues and accelerate the growth of the Company; (h) building a skilled management team that is strategically focused to commercialize scientific advances and create increased revenue streams; and (i) the Company’s strategies offering tremendous advances to the markets served and building substantial OXIS shareholder equity. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our enclosed Form 10-KSB filed with the Securities and Exchange Commission on February 25, 2005.

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